Exhibit 99.1

AMENDMENT #2 TO EMPLOYMENT AGREEMENT

     This amendment references the Employment Agreement dated November 20, 2006, between ZYGO CORPORATION, a Delaware corporation with an office at Laurel Brook Road, Middlefield, Connecticut 06455 (the “Company”), and JOHN M. STACK, residing at 15 Spring Street, Chester, CT 06412 (the “Executive”).

This amendment changes the following section of the Employment Agreement to read as follows:

9.	CHANGE IN CONTROL

(b)

Payments. If a Change In Control occurs during the term of the Executive’s Employment pursuant to this Agreement, then, if Executive resigns or is terminated for other than “justifiable cause” (as defined in Section 11(d) hereof) for any reason within ninety (90) days after the Change in Control, the Company shall (a) continue existing health insurance, dental coverage, key man life insurance, AD&D and disability coverage in effect for Executive at the time of his resignation for a period of the lesser of one year or until covered by another plan, and (b) continue the Executive’s salary for a twelve (12) month period; provided, however, that during the applicable period in which benefits are being paid by the Company, Executive agrees to maintain a consulting relationship with the Company which shall not interfere with other obligations of the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 8, 2009.

ZYGO CORPORATION

By:	/s/ J. Bruce Robinson
J. Bruce Robinson
Chief Executive Officer

EXECUTIVE:

/s/ John M. Stack
John M. Stack